Ergovision, Inc.
                               One Fairchild Court
                               Plainview, NY 11803
                      Phone: 516-349-1110 Fax: 516-349-9191

                                                         As of December 31, 1999

Mr. Robert B. Greenberg
58 Startling Court
Roslyn, NY  11576

                       SEVERANCE AND CONSULTANCY AGREEMENT

Dear Robert:

      This will constitute the terms of the severance and consultancy agreement (the "Agreement") between Robert B. Greenberg (hereinafter "Greenberg") and Ergovision, Inc. (hereinafter "Company") (each of the Company and Greenberg being referred to at times as a "Party"; and, together the Company and Greenberg being referred to as the "Parties").

      1. Termination of Employment Agreement The Company and Greenberg hereby confirm that the Employment Agreement, dated July 1, 1998 (the "Employment Agreement") and Greenberg's employment by the Company was terminated as of December 31, 1998, and except for the obligations of the Parties under this Agreement and under Sections 8 and 10 of the Employment Agreement, neither party has any rights or obligations as against the other under the Employment Agreement. The parties have entered into the Mutual General Release in the form attached as Exhibit A hereto. Greenberg hereby confirms his resignation as of December 28, 1998, with the Company's consent, as Chairman of the Board, Chief Executive Officer, Director, Officer and employee of the Company.

      2. Payment under Employment Agreement. Greenberg shall receive as full consideration of the Company's obligations under the Employment Agreement severance compensation in the amount of $75,000 under the following terms and conditions:

            (a) The $75,000 shall be deferred until the Company raises an aggregate of $1.50 million, in current financing (includeing the $362,500 already raised), or a future financing, at which time the balance due would be paid as follows: $15,000 when funding raised (within 5 business days) and balance due in six equal payments of $10,000, with the first payment due on the 15th day of the month following the raising of the money, or


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            (b) If the $1.50 million is not raised by the Company by December
31, 1999 then the Company shall pay down the amount of $75,000 in 24 equal installments of $3,125 per month beginning on January 15, 2000. If during the payout period the $1.50 million funding is completed, then the formula in
Section 2(a) above shall be used for the balance in lieu of the payout program covering the 24 months.

      3. Consultation Arrangement. The parties confirm that Greenberg has been retained by the Company for a fourteen (14) month period commencing as of December 31, 1998 and terminating February 29, 2000. Greenberg agrees to and shall provide consulting services for the Company of five (5) business days per month, on days and times mutually agreed to monthly in advance between the Parties. In connsideration of such services, the Company agrees to pay and Greenberg accepts as full and complete compensation for these services the amount of $5,000 per month for a twelve (12) month period of such consultancy, payable on the 15th day of each month commencing March 15, 1999 and ending February 15, 2000.

      4. Share Restrictions. Robert Greenberg shall retain free and clear of any claims of the Company, and the Company shall remove any restrictions for the transfer and sale, of the 50,000 shares of Company's Common Stock owned by Greenberg at such time as permitted by Rule 144 under the Securities Act of 1933.

      5. Shares Covered By Options. Greenberg shall continue to retain 50,000 options ("Options") previously granted on July 1, 1998 under the Company's 1998 Non-Incentive Stock Option Plan, and said Options shall remain exercisable until March 31, 2,000, and will automatically expire on that date to the extent not previously exercised. All stock options granted to Greenberg by the Company under the 1997 Stock Option Plan on February 1, 1998 are terminated effective December 31, 1998, and the balance of the Stock Options granted under the 1998 Non-Incentive Stock Option Plan on July 1, 1998 are terminated, effective as of December 31, 1998.

      6. Expenses. Greenberg shall be entitled to reimbursement from the Company for all "out-of-pocket" expenses incurred (a) in the course of his employment with the Company prior to December 31, 1998 up to an aggregate amount of $1,200, provided that reasonably sufficient documentation substantiating such expenses is provided to the Company and (b) in connection with the consulting services provided under this Agreement. Any out-


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of-pocket expenses pursuant to (b) above exceeding $100.00 will require prior written approval from the Company.

      7. Inventions. Greenberg agrees to disclose and assign to the Company all "inventions" (meaning formulae, processes, know-how, data analyses or inventions, whether patentable or not) made or conceived, first reduced to practice or learned by or as a result of Greenberg's services to the Company, which inventions shall be the sole and exclusive property of the Company for the consideration as hereinabove defined.

      8. Agreement. Greenberg has delivered to the Company the waiver in the form previously obtained from other investors from Howard Nadler, Tobias Pieniek and Pierre Michelle in the Company's August 10, 1998 Offering Memorandum.

      9. Covenants. The Company's obligation to make the payments pursuant to paragraphs 2 and 3 hereof shall be a covenant of the Company but not a condition to the effectiveness of this Agreement. In the event that the Company fails to make timely payment, the Mutual General Releases and other provisions of this Agreement shall remain valid and effective, and there shall be no right of recission of the Mutual General Release or this Agreement nor any claim for failure of consideration. Greenberg's sole and exclusive remedy hereunder for nonpaymet shall be to recover such payments, any interest allowed by law, attorneys' fees and expenses.

      10. Independent Contractor. Greenberg's relationship with Company shall be that of an independent contractor and not that of an employee. Greenberg will not be eligible for any employee benefits, nor will Company make deductions from Greenberg's fees. Greenberg will be responsible for the payment of all income, social security and other taxes due on all payments made to Greenberg under this Agreement. Greenberg agrees to indemnify and hold the Company harmless from any liability for, or assessment of, such taxes. Greenberg shall have no authority to enter into contracts which bind Company or create obligations on the part of Company without the prior written authorization of Company.

      11. Confidentiality and Non-Disclosure. Greenberg agrees that any and all confidential information, including know-how and trade secrets, that may be imparted to him by the Company, or third parties to the Company, in the course of his prior employment and/or this consultation, shall be maintained confidential and secret, and Greenberg agrees not to use or disclose the same to others except with the prior written consent and approval of the Company. Within 5 days after termination of this Agreement, Greenberg shall return all documents to the Company, obtained during the term of this Agreement, by a carrier selected by the Company.

      12. Revocation Period. Greenberg has a period of twenty-one (21) days from the date on which a copy of this Agreement has been delivered to Greenberg to consider


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whether to sign it. In addition, in the event that Greenberg elects to sign and return to the Company a copy of this Agreement, Greenberg has a period of seven
(7) days (the "Revocation Period") following the date of such return to the Company of a signed copy, to revoke this Agreement, which revocation must be in writing and delivered to the Company within the Revocation Period. This Agreement will not be effective or enforceable until the expiration of the Revocation Period.

      13. Further Cooperation. Each of the Parties shall execute such further documents and do such further acts as may reasonably be requested by the other to confirm the agreements and transactions contemplated hereby.

      14. Counterparts and Facsimile Signatures. This Agreement may be signed in counterparts and shall become effective as if executed in a single, complete documents as of the date hereof upon its execution by both Parties. Facsimile signatures of the undersigned Parties will have the same force and effect as original signatures.

      15. Severability. If any provision of this Agreement or the application of it shall be determined to be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions shall be not be affected and shall be enforced to the greatest extent permitted by law.

      16. Construction. The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and/or their counsel, and that this Agreement shall not be construed in favor of or against either Party by reason of the extent to which either Party or its counsel participated in the drafting of this Agreement.

      17. Notices. Except as otherwise provided in the Options, any notices, demands, or other communications required or permitted hereunder shall be in writing and shall be (i) sent by telecopy (and confirmed by one of the following three methods), (ii) hand delivered, (iii) sent by Federal Express, Express Mail or similar overnight delivery service for priority next business day delivery, or (iv) sent by certified or registered mail, return receipt requested, in any case addressed as follows (or to such other address as a party shall have designated by notice given to the other party pursuant hereto), and shall be deemed given (i) when received at the recipient's telecopy number if received before 5:00 p.m. or otherwise at 9:00 a.m. on the next business day, (ii) when delivered if hand delivered, (iii) the next business day after being sent if given by Federal Express, Express Mail or other overnight delivery service or
(iv) the date received if sent by certified or registered mail, return receipt requested:

      (a)   if to the Company:

            Ergovision, Inc.
            One Fairchild Court
            Plainview, NY  11803
            Phone:  516-349-1110


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            Fax:  516-349-9191
            Attn: Mark H. Levin, President

      (b)   if to Greenberg:

            Robert B. Greenberg
            58 Starling Court
            Roslyn, NY  11576
            Phone:  516-626-3044
            Fax: 212-223-3857 c/o Stephen R. Stern, Esq.

      18. Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to principles of conflicts or choice of law.

      19. Arbitration. Any controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration in New York, New York pursuant to the Commercial arbitration Rules then in effect of the American Aritration Association ("AAA"). There shall be three (3) arbitrators, one of whom shall be selected by the Party seeking to initiate the arbitration, one by the other Party and the third by the two arbitrators so selected. The arbitration award shall be given in writing and shall be final and binding on the Parties with respect to the subject matter in controversy and judgment thereof may be entered in any court having jurisdiction over the matter. The Parties shall keep confidential the arbitration proceedings and terms of any arbitration award, except as may otherwise be required by law. Each party shall bear its own legal fees and other costs related to the arbitration, except that the arbitrators shall determine who shall bear the costs of the AAA and arbitrators. The arbitrators may determine arbitrability but may not award punitive damages or limit, expand or otherwise modify the terms of this Agreement. The Party ultimately prevailing in any such arbitration proceeding shall be entitled to be awarded and receive its costs and reasonable attorney's fees incurred in connection therewith and the enforcement thereof.

      20. Integration Clause. This Agreement and the Mutual General Release contains the entire understanding between the Parties with respect to, and contains all terms and conditions pertaining to, the compromise and settlement between the Parties. No express or implied warranties, covenants or representation have been made concerning the subject matter of this Agreement unless expressly stated herein. Any prior written or oral negotiations not contained in this Agreement are of no force or effect whatsoever. In executing this Agreement, the Parties have not and do not rely on any statements, inducements, promises or representations made by the other Party or their agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement, except those specifically set forth in this Agreement.

      21. Assignment. This Agreement shall be binding upon the parties hereto and upon their respective administrators, executors, legal representatives, successors and


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permitted assigns, which will include (without limitation) any successor to all or substantially all of the Company's assets or any acquirer of a majority of the voting power of the Company's capital stock. Greenberg may not assign his obligations, or compensation to be received, under this Agreement, either in whole or in part, without the prior written consent of the Company.

      22. Non-Solicitation of Employees. Greenberg agrees that during the term of this Agreement and for a period of one (1) year thereafter, Greenberg will not solicit or hire or attempt to solicit or hire any employees of Company or affiliates of Company either for Greenberg or for any other person or entity, nor use any partners, employees or agents of Greenberg for such purpose.

      23. Modification and Discharge. This Agreement may not be changed, altered, or modified except in writing signed by the Parties. This Agreement may not be discharged, except by performance in accordance with its terms or by writing signed by the Parties.

      24. Representation by Counsel. Greenberg hereby warrants and represents that he has retained and been represented by independent legal counsel in connection with the negotiation and execution of this Agreement and the Mutual General Release.

      25. Captions and Interpretations. Section titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

Authority to enter into this Agreement has been approved by the Board of Directors of the Company and is final and binding upon the Parties. Greenberg shall have returned to him all of his personal property.

The Parties have executed this Agreement as of the date first above written.


                                          ERGOVISION, INC.


/s/ Robert B. Greenberg                   /s/ Mark H. Levin
---------------------------               ---------------------------
Robert B. Greenberg                       Mark H. Levin
                                          President


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

                                    MUTUAL
                               GENERAL RELEASE

            Ergovision,   Inc.  (the  "Company"),  and  Robert  B.  Greenberg,
sometimes collectively referred to herein as the "parties," hereby enter into this Mutual Release Agreement ("Release") as of December 31, 1998.

            As a material inducement to the Company to enter into this Release and in consideration for the benefits received hereunder, Robert B. Greenberg for himself, his heirs, executors, administrators, successors and assigns, hereby fully releases, discharges and acquits the Company, its affiliated and related entities, parent corporations, subsidiary corporations, present and former officers and directors, employees, agents, attorneys, representatives, shareholders, successors and assigns (collectively "Company Releasees"), from any and all claims, charges, demands, sums of money, actions, rights, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, which he may have, had, claim to have had, now have, or claim to have, which are or may be based upon facts, acts, conduct, representations, omissions, contracts, claims, events, causes, matters or things of any conceivable kind or character, whether known or unknown, existing or occurring at any time on or before the date of this Release relating to the Company, including but not limited to, (a) any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, the New York State and City Human Rights Laws and the Rehabilitation Act of 1973, any federal, state or other governmental statutes, ordinances or regulations, (b) any defamation, fraud, negligence or other tort or common law claims which he may have, including, without limitation, any claims arising under any implied or express contracts or agreements, (c) any claims for adjusted compensation, bonus, severance or vacation pay or any other form of compensation or benefit relating to Greenberg's employment and the termination thereof, (d) any claims for intentional torts, emotional distress and pain and suffering and (e) any claims for compensatory and punitive damages. Without limiting the generality of the foregoing, specifically included in the foregoing release are any and all claims of Williams under or pursuant to the Age Discrimination in Employment Act of 1967, as amended.

            As a material inducement to Greenberg to enter into this Release and in consideration for the benefits received hereunder, the Company, as well as its affiliated and related entities, parent corporations, subsidiary corporations, present and former officers and directors, and successors and assigns, hereby fully releases, discharges and acquits Greenberg from any and all claims, charges, demands, sums of money, actions, rights, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, which the Company may have, had, claim to have had, now have, or claim to have, which are or may be based upon facts, acts, conduct, representations, omissions, contracts, claims, events, causes, matters or things of any conceivable kind or character, whether known or unknown, existing or occurring at any time on or before the date of this Release relating to the Company, including but not limited to any claims arising under any federal, state or other governmental statutes, ordinances or regulations, any defamation, fraud, negligence or other tort or common law claims which the Company may have, including, without limitation, any claims arising under any implied or express contracts or agreements, and any claims for compensatory and punitive damages.


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

            As a material inducement to the parties to enter into this Release and in consideration for the benefits received hereunder the parties on behalf of themselves and their respective heirs, assigns and legal representatives, hereby covenant and represent that neither of them has instituted, and will not institute, any complaints, claims, charges or lawsuits, with any governmental agency or any court, against the other by reason of any claim, present or future, known or unknown, arising from or related in any way to Greenberg's employment with the Company or any of its affiliates or the termination of such employment, or any relationship, association, or transaction to date between the parties hereto or any of their predecessors or their respective agents, employees or officers. This covenant, as well as the Release provided herein, shall not apply to actions for breach of the Severance and Consultancy Agreement dated December 31, 1998 contemplating this Release and to which a form of the Release is attached as an exhibit.

            As a material inducement to the Company to enter into this Release and in consideration for the benefits received hereunder, Greenberg agrees not to disparage, or make any disparaging remarks or send any disparaging communications concerning, the Company, its reputation, its business, and its officers, directors and employees to any person. The Company similarly agrees not to disparage, or make any disparaging remark or send any disparaging communication concerning Greenberg, or his reputation, his business expertise and his job performance at the Company to any person.

                                          ERGOVISION, INC.

                                          By: /s/ Mark H. Levin
                                              ----------------------------------
                                              Name:  Mark H. Levin
                                              Title: President


                                          /s/ Robert B. Greenberg
                                          -----------------------------------
                                          Robert B. Greenberg


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